Exhibit 10.1

SECOND AMENDMENT AGREEMENT TO THE SENIOR EXECUTIVE

EMPLOYMENT AGREEMENT DATED 1st JANUARY, 2010

This Second Amendment Agreement is made as of the 1st day of May 2013 by and between iGATE Technologies, Inc., a company incorporated in the Commonwealth of Pennsylvania with its registered office at CT Corporation System, 116 Pine Street, Suite 320 Harrisburg, PA 17101 and its principal office at 6528 Kaiser Drive, Fremont, CA 94555 (“iGTI”) and Phaneesh Murthy aged 50 years and residing at 33245, Lark Way, Fremont California 94555, USA (“Executive”).

WHEREAS, iGTI and the Executive have entered into a Senior Executive Employment Agreement dated the 1st day of January, 2010 relating to the employment of the Executive as the Chief Executive Officer of iGTI, which agreement was subsequently amended on March 29, 2012 and again on March 19, 2013 (the “Employment Agreement”);

WHEREAS, iGTI recognizes the long-term tenure of CEO and desires provide the CEO and his spouse (aged 48) additional termination payments to cover future potential healthcare expenses; and

WHEREAS, iGTI and the Executive desire to amend the Employment Agreement to be effective from the date hereof in the manner set forth in this Amendment Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Amendment Agreement hereby agree as follows:

1.	The Employment Agreement shall be amended to provide an additional Item to Attachment A to the Employment Agreement as set forth below:

Item 7 of Attachment A to the Employment Agreement:

“7. Post-Termination Health Insurance. Following the Executive’s termination of employment for any reason, and subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the Executive’s timely payment of the applicable COBRA premiums, and (C) the Executive’s continued compliance with the obligations in Sections 6, 7 and 8 of the Employment Agreement, iGTI shall reimburse the Executive for the Executive’s cost of continued participation in iGTI’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive, his spouse and the Executive’s eligible dependents (if any) who have not attained the age of twenty six (26), for a period of eighteen (18) months following such termination (the “COBRA Period”), provided that the Executive is eligible and remains eligible for COBRA coverage.

Following the COBRA Period, iGTI shall pay the Executive an amount equal to $6,000 a month (reduced by any applicable withholdings), paid on a monthly basis until the later of (i) the date the Executive reaches age 65, (ii) the date the Executive’s spouse reaches age 65 (with Executive’s spouse being a third party

iGTI Technologies Inc., Principal Executive Office: 6528 Kaiser Drive. Fremont. CA 94555 USA

T:+1 510 896 3000 F:+ I 510 896 3010

beneficiary hereunder subsequent to Executive’s death) or (iii) the date that Executive and his spouse become eligible for health coverage under a government-sponsored program, such as Medicare. Each year such monthly payment amount shall be adjusted for changes in the Consumer Price Index for Medical Care, as reasonably determined by iGTI after consultation with its health care providers.

Notwithstanding anything to the contrary herein, iGTI’s obligations under this Item 7 shall not impose on iGTI or any of its affiliates any material penalty or excise taxes under the Patient Protection and Affordable Care Act, the Internal Revenue Code of 1986, as amended (the “Code”), the Employee Retirement Income Security Act of 1974, as amended or any other applicable law, and to the extent of any such actual or potential penalty or tax, the obligations hereunder may be modified or restructured (without reducing the amounts payable to the Executive if possible) as determined by iGTI to avoid such penalty or tax.

2.	Executive agrees and acknowledges that iGTI makes no representations with respect to the application of Code Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the potential application of Code Section 409A and the other tax consequences of any payment made hereunder. iGTI shall have no obligation to provide any benefit hereunder to the extent that such obligation would cause the Executive to be subject to the excise tax under Code Section 409A. iGTI may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that iGTI fails to withhold any taxes required to be withheld by applicable law or regulation, the Executive agrees to indemnify iGTI for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

3.	Except as stated above, all other terms and conditions contained in the Employment Agreement shall remain unaltered and shall continue to be in force as earlier.

4.	This Amendment may be executed in counterparts, each of which shall constitute an original and both of which together shall constitute one and the same agreement.

5.	All capitalized terms used herein but not defined herein shall have the meaning given to such terms in the Employment Agreement.

6.	This Amendment Agreement may not be modified or waived except in writing executed by both parties to this Amendment.

7.	This Amendment Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment Agreement to be executed as of the day and year first hereinabove written.

iGTI Technologies Inc., Principal Executive Office: 6528 Kaiser Drive. Fremont. CA 94555 USA

T:+1 510 896 3000 F:+ I 510 896 3010

iGATE Technologies, Inc.	Executive

/s/ Mukund Srinath	/s/ Phaneesh Murthy
Mukund Srinath	Phaneesh Murthy
Corporate Secretary

iGTI Technologies Inc., Principal Executive Office: 6528 Kaiser Drive. Fremont. CA 94555 USA

T:+1 510 896 3000 F:+ I 510 896 3010